Exhibit 10.6

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions, marked by “*”, have been separately filed with the Commission.

AMENDMENT TO THE DEVELOPMENT AND LICENSE AGREEMENT

This AMENDMENT TO THE DEVELOPMENT AND LICENSE AGREEMENT (“Amendment”) is executed on this 12th day of July 2004 to be effective the 5th day of January 2004, by and between Trimeris, Inc. (“Trimeris”), and F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. (collectively, “Roche”).

WHEREAS, Trimeris and Roche have previously entered into a Development and License Agreement (including its Appendices) dated as of the 1st day of July 1999, by and between Trimeris and Roche (the “Agreement”), which sets forth the Parties’ rights, duties and obligations under the Agreement; and

WHEREAS, Section 5.2 and Appendix D of the Agreement prohibit Roche from unilaterally adopting a marketing budget that calls for spending more than the limits set forth in Appendix D; and

NOW, THEREFORE, in consideration for the foregoing promises and for good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the Parties hereby agree as follows:

1.	For the purposes of this Amendment, Adjusted Gross Sales (“AGS”) shall refer to the Adjusted Gross Sales of FUZEON only.

2.	Paragraph 3(e) shall be added to Appendix D as follows:

Notwithstanding paragraph 3(a) above, Roche shall be permitted to adopt a budget that calls for spending more than * of the forecasted Adjusted Gross Sales for the U.S. and Canada (“AGS”) during the period from Launch through the end of the next full calendar year after the year of the Launch (“U.S. First Year”). For purposes of this Amendment and the calculations herein, forecasted AGS for U.S. First Year is set at * as approved by the NAJMC pursuant to Section 3(a) above. For avoidance of doubt, this provision does not affect the marketing spending limits set forth in paragraph 3(a) for subsequent years; nor does it commit either party to agree to waive the caps in future years. Trimeris shall be fully responsible for its 50% pro rata share of all marketing and promotion expenses actually incurred during the U.S. First Year, except for the amount in excess of * of forecasted AGS (the “Additional 2004 Marketing Expense”) up to a maximum of the budget established by the NAJMC for total shared Marketing and Promotion Expenses for the U.S. First Year, which budget will include actual expenses for 2003 and which budget is expected to be established by the end of the first quarter of 2004. Roche shall pay and be responsible for all of the Additional 2004 Marketing Expense. Trimeris shall be responsible for repaying 50% of the Additional 2004 Marketing Expenses (the “Trimeris Deferred Expenses”) according to the provisions of paragraph 3(f) below.

3.	Paragraph 3(f) shall be added to Appendix D as follows:

Trimeris shall repay the Trimeris Deferred Expenses in accordance with the provisions of this paragraph. Repayment of the Trimeris Deferred Expenses shall be triggered by the attainment of certain cumulative AGS milestones as set forth in the table below:

(A)	(B)	(C)	(D)
Cumulative AGS for 2003- 2007 (USD millions)	Percentage of Trimeris Deferred Expenses to be Recovered Through Profit or Loss Calculation	Recovery Period Beginning *	Recovery Period for Remaining Balance, Beginning Upon Achievement of *Cumulative AGS
*	*		*
*	*	*	*
*	*	*	*
*	*	*

Trimeris shall begin to be charged additional amounts in the quarterly Profit or Loss Calculation Schedule (as set forth in Appendix B) to recover a portion of the Trimeris Deferred Expenses as specified in column B over the time period specified in column C, based upon the cumulative AGS achieved during the time period from 2003 through 2007 specified in column A. Trimeris shall begin repaying the remaining balance due, if any, of the Trimeris Deferred Expenses (through quarterly Profit or Loss Calculation Schedule adjustments) on the first day of the quarter after the quarter during which cumulative AGS first exceed*, or beginning on January 1, *, whichever is later.

The following example is provided for illustration and clarification. Assume that the Trimeris Deferred Expenses are in the amount of * . If the cumulative AGS for 2003 through 2007 are equal to or greater than *, then Trimeris must repay the full amount of the Trimeris Deferred Expenses beginning on January 1, *, by making eight (8) quarterly Profit or Loss Calculation Schedule adjustments of * over two (2) years. If the cumulative AGS for 2003 through 2007 are equal to or greater than *but less than * , then Trimeris must repay * of the Trimeris Deferred Expenses beginning on January 1, *, by making eight (8) quarterly Profit or Loss Calculation Schedule adjustments of * over two (2) years, and repaying the balance by making four (4) quarterly Profit or Loss Calculation Schedule adjustments of * over one (1) year beginning in the quarter after cumulative AGS exceed * . If the cumulative AGS for 2003 through 2007 are equal to or greater than * but less than *, then Trimeris must repay * of the Trimeris Deferred Expenses beginning on January 1, *, by making eight (8) quarterly Profit or Loss Calculation Schedule adjustments of * over two (2) years, and repaying the balance by making eight (8) quarterly Profit or Loss Calculation Schedule adjustments of * over two (2) years beginning in the quarter after cumulative AGS exceed * . Finally, if the cumulative AGS for 2003 through 2007 are less than * , then Trimeris must repay *of the Trimeris Deferred Expenses by making twelve (12) quarterly Profit or Loss Calculation Schedule adjustments of * over * years beginning in the quarter after cumulative AGS first exceed * .

4.	Paragraph 3(g) shall be added to Appendix D as follows:

At Roche’s option, Roche may accept repayment of Trimeris Deferred Expenses owed in the form of services rendered by Trimeris or as an offset against any payments due and owing to Trimeris.

5.	Paragraph 3(h) shall be added to Appendix D as follows:

Upon expiration of this Agreement or termination by Roche for cause pursuant to Article 9 of the Agreement, the full amount of any portion of the Trimeris Deferred Expenses still due and owing shall become due and payable in quarterly recovery payments over the following three-year period (“Accelerated Repayment Period”) or pursuant to one of the repayment schedules outlined in paragraph 2 above if such payments are already ongoing and would result in full repayment in less than three years. The first payment pursuant to an Accelerated Repayment Period is due on the later of the first day of the first full quarter after the termination/expiration date or thirty (30) days after the termination/expiration date. If the Agreement is terminated by Trimeris for cause, the balance of the Trimeris Deferred Expenses shall be offset against any amounts owed by Roche to Trimeris. Any remaining balance still owed to Roche shall then be repaid according to a schedule to be agreed upon by the parties.

6.	Entire Agreement. This Amendment, along with the Agreement previously executed by the Parties, shall constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. All other terms of the Agreement shall remain in full force and effect. To the extent that there are any inconsistencies between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail in effect.

REST OF PAGE INTENTIONALY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the day and year first above written.

TRIMERIS, INC.		HOFFMANN-LA ROCHE INC.

By:	/s/ Dani Bolognesi	By:	/s/ Dennis E. Burns
	Dani P.Bolognesi, Ph.D.		Dennis Burns
	Chief Executive Officer		Vice President
Global Head of Business Development

F. HOFFMANN-LA ROCHE LTD

		By:	/s/ Rudolf Schaffner
		Name:	Rudolf Schaffner
Global Head Legal Licensing

		By:	/s/ Nigel Sheail
		Name:	Nigel Sheail
		Title:	Global Head of Acquisitions & Strategic Alliances